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Exhibit 99

WESTERN GAS RESOURCES, INC.
ANNOUNCES COMPLETION OF REDEMPTION OF ALL REMAINING SHARES OF
$2.625 CUMULATIVE CONVERTIBLE PREFERRED STOCK
ON APRIL 20, 2004

DENVER, April 22, 2004. Western Gas Resources, Inc. (the "Company" or "Western") (NYSE:WGR) announced today the results of its previously announced redemption of all the shares of its $2.625 Cumulative Convertible Preferred Stock (the "Preferred Stock") completed on April 20, 2004. Of the remaining shares of Preferred Stock called for redemption, holders elected to convert 1,237,653 shares and Western redeemed all of the remaining 7,939 shares. Western issued approximately 1,556,791 shares of its common stock for the shares of Preferred Stock tendered for conversion and paid $391,000 for the shares of Preferred Stock redeemed. As of April 21, 2004, following the redemption, approximately 36,815,407 shares of Western's common stock are issued and outstanding.

Following completion of the redemption on April 20, 2004, there are no remaining shares of the Preferred Stock outstanding. Any holder of certificates representing the Preferred Stock that have not been surrendered for cancellation no longer have any rights pursuant to such certificates except for the right to receive the redemption price of $50.467 per share, without interest thereon, upon surrender of the certificates. The Company intends to apply to the New York Stock Exchange for delisting of the Preferred Stock.

Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090

e-mail: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES COMPLETION OF REDEMPTION OF ALL REMAINING SHARES OF $2.625 CUMULATIVE CONVERTIBLE PREFERRED STOCK ON APRIL 20, 2004